Exhibit 99.1

Berry Petroleum Corporation
September 12, 2018

PRESS RELEASE

BERRY PETROLEUM ANNOUNCES THE APPOINTMENT OF ANNE MARIUCCI AND C. KENT POTTER TO BOARD OF DIRECTORS; RETIREMENT OF KAJ VAZALES.

BAKERSFIELD, CA - September 12, 2018 (GLOBE NEWSWIRE) – Berry Petroleum Corporation (NASDAQ: BRY) (“Berry”), a California-based independent upstream energy company engaged primarily in the development and production of onshore conventional oil reserves located in the western United States, today announced the appointments of Anne Mariucci and C. Kent Potter to its Board of Directors and the retirement of Kaj Vazales from the board, all effective September 12, 2018.

Trem Smith, Berry President and Chief Executive Officer, stated, “I am pleased to add these two highly qualified candidates to our expanding board. Anne has extensive public company board and real estate experience, and brings a depth of knowledge on governance and business that will be very valuable as we continue our growth. Kent’s worldwide experience in both the energy and chemical industries, along with his financial acumen, complement our existing board’s expertise. We are pleased to welcome both of them, and look forward to their contributions as independent voices to the boardroom as Berry embarks on its path as a newly public company.”

“Berry has a great board that has brought it very far, very quickly and I am glad to be joining now as we look to Berry’s future” said Ms. Mariucci. “I look forward to contributing my experience to help the company reach its full potential.”

“I am pleased to be joining the Berry board” said Mr. Potter. “I believe Berry is well-positioned to take advantage of excellent growth opportunities and I look forward to participating in its future.”

Anne Mariucci

Ms. Mariucci serves on the boards of several public, private and non-profit companies, including: Southwest Gas Corporation since 2006, where she is a member of the audit and compensation committees; CoreCivic, Inc. since 2011, where she is a member of the audit and risk committees; and Taylor Morrison Home Corp., since 2014, where she is a member of the audit committee and chairman of the compensation committee. She is also currently on the board of Banner Health, one of the nation’s largest hospital/health care organizations, chairs its audit committee and serves on its compensation committee. Over the past ten years she has served as the General Partner of MFLP and related entities, a family office and investment entity.

Ms. Mariucci’s deep corporate experience springs from a 30-year career in finance and real estate, primarily with Del Webb Corporation, where she served in a variety of capacities and ultimately as President before her retirement in 2004. In 2001, Del Webb merged with Pulte Corp, creating the nation’s largest homebuilding company, and Ms. Mariucci became head of strategy for this Fortune 200 company. Ms. Mariucci also co-founded Inlign Capital Partners, a Phoenix-based private equity firm. She has held licenses as a CPA, NASD General Securities Principal, and NASD Financial Principal.

Ms. Mariucci received her Bachelor’s degree in Accounting and Finance from the University of Arizona, where she graduated Phi Kappa Phi.

C. Kent Potter

Mr. Potter is currently a member of the board of directors and chairman of the audit committee of Polyus Gold PJSC, Russia’s largest gold mining company, where he has served since 2016. He has served on the boards of directors of various chemical and mining companies including EuroChem Group AG, a global agrochemical producer from 2014 to 2017, where he was audit committee chair, and SUEK PLC, Russia’s largest coal producer and exporter from 2013 to 2016, where he was an audit committee member.

He previously served as the Executive Vice President and Chief Financial Officer of Lyondell Basell Industries from 2009 to 2011, where he was responsible for all financial and information technology activities. His extensive career in the energy industry began with nearly 30 years at Chevron Corporation, during which time Mr. Potter held various senior management positions and worked in planning, finance, and controllership management roles for Chevron throughout the United States and overseas, and was responsible for all financial functions of Chevron’s international exploration and production operations.

Mr. Potter received a Bachelor of Science in Engineering from the University of California, Berkeley, and a Master of Business Administration (with an emphasis in Accounting and Finance) from its School of Business.

Kaj Vazales

The Company also announced that Kaj Vazales, of Oaktree Capital Management, L.P., has resigned from the Board effective September 12, 2018. Mr. Smith stated “The company is deeply appreciative of the integral role Kaj played in the emergence of Berry from bankruptcy over a year ago and the thoughtful guidance he has provided to help bring us to where we are today. It has been a real pleasure to have Kaj on the board through this exciting time in our history.”

Vazales said “In just two short years, Berry has restructured its balance sheet, reestablished itself as an independent company, and returned its headquarters to Bakersfield, CA. A successful public offering creates a natural moment for me to step down from the board. I am proud to have been associated with such a fine company and I believe the best is still to come for Berry.”

About Berry Petroleum

Berry Petroleum is a publicly-traded (NASDAQ: BRY) California-based independent upstream energy company engaged primarily in the development and production of onshore conventional oil reserves located in the western United States. More information can be found at the Company’s website at berrypetroleum.com.

Contact

Contact: Berry Petroleum Corporation

Todd Crabtree - Manager, Investor Relations

(661) 616-3811ir@bry.com

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